EXHIBIT 99.1

Meridian Outlines 2008 Capital Spending and Updates Operations

HOUSTON, March 13, 2008 (PRIME NEWSWIRE) -- The Meridian Resource Corporation (NYSE:TMR) today announced its operational budgetary plans for 2008 together with an update on recent activities.

Capital Budget and Plans for 2008

The Capital Budget for 2008 will be funded primarily from cash and operating cash flows derived from projections based on its year-end reserve report and planned projects for the year. Depending on the success of the scheduled drilling activities, it is expected to spend approximately $74 million (excluding approximately $7 million of assumed property sales), with an emphasis on repeatable low-to-moderate risk drilling activities designed to provide substantial growth for the future in both rate and reserves. With the addition of new management and technical staff in the exploration and development division of the Company, we are focusing our efforts to expand proven plays into new areas, reduce our cycle time so that we can succeed or fail smartly and quickly, pushing technical excellence in not only exploration but also drilling and completions to reduce our overall costs.

Our plan for 2008 will focus on strategic acquisitions, emphasize repeatable plays in or around proven areas versus "one-off" projects, grow oil in the near term, and balance project spending on drilling, land and acquiring and re-processing 3-D seismic data to support the Company's current projects and to re-load future inventory for 2009 and beyond. Specifically, our plans and areas of focus for 2008 will include: (1) the acceleration of the development as well as the expansion of our east Texas Austin Chalk play; (2) testing of new generation low-to-moderate risk south Louisiana tertiary exploration from newly processed 3-D seismic, including the exploitation of our Weeks Island oil field in south Louisiana; (3) north Louisiana exploitation; and (4) south and central Texas oil projects. With this more conservative approach, we have high expectations of not only better success in the near term but the development of lower risk opportunities in our core areas in Texas and Louisiana. Based on our current plans and projections, it is anticipated that we will generate excess cash through the year that will provide the Company the necessary liquidity, together with its low leverage position to take advantage of additional projects, acquisitions and/or joint ventures as the opportunities are presented or developed throughout the year.

East Texas Austin Chalk

Meridian is on track with its plans to develop this growing core area. The Company originally acquired an interest in this play as a 50% working interest owner in approximately 7,600 acres during mid-year 2005. The original plan was to develop the Woodbine sand section offsetting the prolific Double A Wells field. Additional objectives were the Austin Chalk and Buda formations. Meridian was granted operatorship of the play and has since developed a current gross acreage position of approximately 83,000 contiguous acres in this play area. This will provide enough acreage for a drilling inventory of up to 80 possible dual lateral well locations. Since initial drilling started in 2006, the Company has drilled or participated in the drilling of eight Austin Chalk wells (six are producing, one is drilling, one is currently completing and about to be tested). The aggregate gross proved reserves discovered as a result of the completed wells, including PUD locations, equal over 50 Bcfe (12 Bcfe net to Meridian). Average wells in the area reportedly recover approximately 3.8 Bcfe, with the best wells recovering as much as 15 Bcfe. This play's contribution to the Company's net proven reserve base has grown from 0% to approximately 11% over the course of the past 18 months and is projected to be one of the top four cash flow producing fields in the Company. Scheduled wells for 2008 are in the thicker, shallower chalk areas that are expected to produce higher oil ratios than the Company's initial wells that were primarily focused on the original Woodbine test locations.

As stated above, two wells are currently being drilled and completed in this area. The BSM No. 5 well (65% WI) has drilled two horizontal laterals with approximate lengths of 5,000 and 5,500 feet measured depth ("MD"), respectively. Currently a liner is being run in the second lateral and is expected to be completed and tested in the coming weeks. The Freeman No. 1 well (84% WI) has completed its first lateral at approximately 5,000 feet MD. The second lateral is currently at a length of approximately 1,400 feet MD, going to a targeted 6,000 feet MD in length. The vertical depth of the Austin Chalk formation in this area is approximately 13,500 feet. Additionally, Meridian participated in the outside operated BSM A-917 No. 1H, which was a single lateral well that reached a total depth of 18,800 MD. The well was recently tested at 2.8 Mmcf/d with 700 barrels of oil per day. Meridian holds approximately 9% working interest in this well.

The key to this project is management of the cost of drilling and completing dual laterals within estimated cost levels and leveraging the large acreage position to increase production and reserves with continual drilling. We have achieved these goals in a relatively short cycle and, in doing so, believe that with the addition of our recently acquired and constructed new drilling rig, we will be able to maintain a continuous drilling program within this region.

Levering off the knowledge and experience of the Company in this play, the Company has expanded beyond its currently established boundaries to explore and test acreage located in two separate south-central Texas areas. Meridian is building leasehold positions and has budgeted four test wells in these areas for calendar year 2008. It is anticipated that in these areas, the production will have a higher liquid (oil) content than its current production in the initial wells in east Texas. The expanded play areas are unproven and in the early stage, therefore, as they are tested, the Company will release additional details on these opportunities as they develop.

South Louisiana

South Louisiana remains a core area for near term and long term upside for Meridian. Weeks Island field continues to be the Company's largest oil field and render additional opportunities from new well locations, sidetracks and development drilling. The Company is currently reprocessing its 3-D seismic data over Weeks Island and regions in its south Louisiana play area, the expectations being that the re-processed and newly acquired 3-D data will enhance the Company's generation of lower to moderate risk new projects in this core area where it is already active and has operations and production facilities in place.

Currently, in the Weeks Island field, work is being done on the Myles Salt No. 27 development well located in Iberia Parish. The well was re-entered and is being sidetracked to approximately 11,400 feet MD. Currently the well is drilling at approximately 10,900 feet MD. The targeted sands for this re-entry are the O, P and Q sands. These are primarily oil based sands in the Miocene formation. Meridian owns a 72% working interest and is the operator of the well.

Recently in the Weeks Island field, the Goodrich Cocke No. 7 well was recompleted in the BF4 sand in the Miocene formation. Average daily production from the well is approximately 650 barrels of oil (equivalent). Flowing tubing pressure was measured at approximately 1,100 psi through a 13/64th-inch choke. The Company is the operator and owns a 69% working interest in the well.

North Louisiana

The Company is in the early stages of establishing foothold lease positions in two different repeatable project opportunities in north Louisiana. Meridian will release additional details on these opportunities as the plays develop.

New Albany Shale Play

In the New Albany Shale Play in the Illinois Basin, two wells were drilled and tested during the fourth quarter of last year. The first well, the Farms of Meadow Hills No. 1 well was drilled to 4,600 feet, targeting the Devonian New Albany Shale formation. A second well, the Keach No. 1, was drilled to approximately the same depth, also targeting the New Albany Shale formation. Both wells were fracture stimulated and allowed to flow back the water used in the frac. Subsequent pumping of the load water off the formation resulted in the production of minor amounts of natural gas from each well. The results of the completion process have not been economic to date, and the Company is currently reviewing its options for this area for an additional test of its southern acreage position.

Oklahoma

In the Mid-Continent area, the Company tested the Hunton De-watering play and concluded that it did not fit the criteria of the Company for near or long term economic growth. The underlying assumptions as presented in this play were not achieved and therefore the Company took advantage of the opportunity to sell the remainder of its acreage position in the area recouping relatively all of its costs for the leasehold position in this area for approximately $5 million, the proceeds of which were received in 2008. Although the last well drilled, the Benkendorf No. 21-1 well appeared to be economic based on initial data points, the Company concluded that the risk of development beyond this limited acreage to other positions in the area constituted too high of a risk and that it was more prudent to deploy the capital into other areas with less risk and better economics.

Rig Status

The Company's new rig, the Triton, is anticipated to be delivered by the end of this month to either the next well in the Company's East Texas Austin Chalk play, or one of the previously referenced wells in the south Texas area. Orion Drilling Company, LP will be operating, maintaining and crewing two rigs used by Meridian. One of the rigs will be owned by Meridian and one will be on a long term contract. It is anticipated that Orion's management and operations of the rigs will improve drilling efficiencies and costs for the wells it drills.

Re-cap of Data

Below is a re-capitulation of the operations affecting production discussed in this press release:

 --  Capital Budget of approximately $74 million (excluding property sales) for 2008

 --  BSM No. 5 - completing well, test dual laterals within weeks (65%
     W. I.)

 --  Freeman No. 1 - first lateral complete, second lateral at 14,900 feet MD (84% W. I.)

 --  BSM A-917 No. 1H - single lateral tested at approximately
     7 Mmcfe/d (9% W. I.)

 --  Establishing new leasehold positions in two areas in south and central Texas

 --  Myles Salt No. 27 re-entry near target depth, as Weeks Island plays in oil growth plans

 --  Goodrich Cocke No. 7 well tested at 650 BOE/d

 --  Budget allocation for several reprocessed and new 3-D projects

 --  Establishing new leasehold positions in two North Louisiana plays

 --  New Albany Shale wells tested gas at uneconomic limits, evaluation of south acreage

 --  Sold majority of Oklahoma assets, $5 million, closed Tulsa office

 --  The new TMR rig (the Triton) to be delivered this month

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration, exploitation, acquisition and development of oil and natural gas in Louisiana, Texas, Oklahoma, Kentucky and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic and other technologies to analyze prospects, define risk, target and complete high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR".

Safe Harbor Statement and Disclaimer

Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2006.

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CONTACT:  Meridian Resource Corporation
          Lance L. Weaver
          (281) 597-7125
          lweaver@tmrx.com
          www.tmrc.com